QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

        THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this "Agreement"), effective as of August 20, 2007, is made by and among VWR Funding, Inc., a Delaware corporation (the "Company"), Madison Dearborn Partners V-B, L.P., a Delaware limited partnership (the "MDCP Advisor") and Avista Capital Holdings, L.P., a Delaware limited partnership (the "Avista Advisor" and together with the MDCP Advisor, the "Advisors")

        WHEREAS, the Company and the MDCP Advisor entered into that certain Management Services Agreement, dated June 29, 2007 (the "Original Agreement"), pursuant to which the Company retained the MDCP Advisor to perform certain services for the Company and certain of its affiliates and subsidiaries;

        WHEREAS, the Company and the MDCP Advisor desire to amend the Original Agreement to (i) add the Avista Advisor as a party and (ii) amend the fee structure pursuant to Section 6; and

        WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain management and consulting services from the Advisors and the Advisors desire to perform such services for the Company.

        NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Appointment of Each Advisor.

        (a)   The Company appoints each Advisor and each Advisor accepts appointment on the terms and conditions provided in this Agreement as an advisor to the Company and its subsidiaries and its direct and indirect parent companies (collectively, the "VWR Group"), including any other corporations or other entities hereafter formed or acquired by any member of the VWR Group to engage in any business. The parties expressly acknowledge that (i) the MDCP Advisor is an affiliate of Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership ("MDCP V-A"), Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership ("MDCP V-C"), and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership ("MDCP Executive" and, together with MDCP V-A and MDCP V-C, the "MDCP Sponsors") and (ii) the Avista Advisor is an affiliate of Avista Capital Partners, L.P., a Delaware limited partnership and ACP—VWR Holdings LLC, a Delaware limited liability company (the "Avista Sponsors" and together with the MDCP Sponsors, the "Sponsors"), and that the Sponsors are equityholders in the Company's ultimate parent company, Varietal Distribution Holdings, LLC, a Delaware limited liability company ("Holdings"). Additionally, the parties expressly acknowledge that principals of the Sponsors currently serve as members of the Board of Directors of the Company (the "Board") and/or members of the board of directors (or board of managers, as applicable) of the other companies in the VWR Group. It is understood that each Advisor's rights and obligations hereunder shall be independent of the relationship between the Company and the Sponsors and the respective boards of directors (or managers, as applicable) of the Company and the other members of the VWR Group, and that, in performing their services hereunder, each Advisor is not acting in the capacity of an equityholder of Holdings or any of its subsidiaries or a member of the board of directors (or managers, as applicable) of the Company or any other member of the VWR Group.

        (b)   The parties acknowledge and agree that (i) all obligations of the MDCP Advisor and the Avista Advisor hereunder shall be several, not joint, in nature, (ii) each of the MDCP Advisor and the Avista Advisor is deemed to be acting independently and separately from the other hereunder and the Advisors shall not be required to or be deemed to be acting together, (iii) neither of the MDCP Advisor nor the Avista Advisor is responsible for any action, omission, obligation, breach or liability of the other hereunder and (iv) nothing in this Agreement shall be deemed or construed to create a partnership or joint venture between the MDCP Advisor and the Avista Advisor.

        2.    Board of Directors Supervision.    The activities of each Advisor to be performed under this Agreement shall be subject to the supervision of the Board and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, each Advisor shall not require the prior approval of the Board to perform its duties under this Agreement. Notwithstanding the foregoing, each Advisor shall not have the authority to bind the Company or any other member of the VWR Group, and nothing contained herein shall be construed to create an agency relationship between the Company or any other member of the VWR Group and any Advisor.

        3.    Services of Each Advisor.    Subject to any limitations imposed by applicable law or regulation, each Advisor shall render or cause to be rendered management, consulting and financial services to the Company and the other members of the VWR Group as requested from time to time by the Board and agreed to by such Advisor, which services may include advice and assistance concerning any and all aspects of the operations, planning and financing of the Company and the other members of the VWR Group and conducting relations on behalf of the Company or the other members of the VWR Group with accountants, attorneys, financial advisors and other professionals. Each Advisor shall provide and devote to the performance of this Agreement such employees, affiliates and agents of such Advisor as such Advisor shall deem appropriate to the furnishing of the services hereunder. In addition, each Advisor shall, as requested by the Board and agreed to by such Advisor, render advice and expertise in connection with any acquisitions or dispositions undertaken by the Company or the other members of the VWR Group.

        4.    Reimbursement of Expenses; Independent Contractor.    All obligations or expenses incurred by each Advisor in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company, and all such expenses shall be promptly reimbursed by the Company. Neither Advisor shall be obligated to make any advance to or for the account of the Company or any other member of the VWR Group or to pay any sums, except out of funds held in accounts maintained by the Company or any other member of the VWR Group, nor shall either Advisor be obligated to incur any liability or obligation for the account of the Company or any other member of the VWR Group. The Company shall reimburse each Advisor by wire transfer of immediately available funds for any amount paid by such Advisor, which shall be in addition to any other amount payable to such Advisor under this Agreement. Each Advisor shall be an independent contractor, and nothing in this Agreement shall be deemed or construed to (i) create a partnership or joint venture between the Company or any other member of the VWR Group and either Advisor, (ii) cause either Advisor to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) cause either Advisor or any of its respective employees to be officers, employees or agents of the Company or any other member of the VWR Group.

        5.    Other Activities of Each Advisor; Investment Opportunities.    The Company acknowledges and agrees that (i) neither the MDCP Advisor nor any of the MDCP Advisor's respective employees, officers, directors, affiliates or associates (collectively, the "MDCP Advisor Group") and (ii) neither the Avista Advisor nor any of the Avista Advisor's respective employees, officers, directors, affiliates or associates (collectively, the "Avista Advisor Group" and with the MDCP Advisor Group, each a "Advisor Group") shall be required to devote full time and business efforts to the duties of each Advisor specified in this Agreement, but instead shall devote only so much of such time and efforts as such Advisor reasonably deems necessary. The Company further acknowledges and agrees that members of each Advisor Group are engaged in the business of investing in, acquiring and/or managing businesses for their own account, for the account of their affiliates and associates and for the account of other unaffiliated parties, and understands that each Advisor plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. Neither Advisor makes any representations or warranties, express or implied, in respect of the services to be provided by either Advisor Group. Except as each Advisor may otherwise agree in writing after the date hereof: (a) each member of each Advisor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (i) engage in the same or similar business activities or lines of business as the members of the VWR Group or (ii) do business with any client or customer of the members of the VWR Group; (b) no member of either Advisor Group shall be liable to any member of the VWR Group for breach of any duty (contractual or otherwise) by reason of any such activities or of such member's participation therein; and (c) in the event that any member of either Advisor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any member of the VWR Group, on the one hand, and such member of such Advisor Group, on the other hand, or any other person or entity, no member of such Advisor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any other member of the VWR Group, and, notwithstanding any provision of this Agreement to the contrary, no member of either Advisor Group shall be liable to any member of the VWR Group for breach of any duty (contractual or otherwise) by reason of the fact that any member of such Advisor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person or entity, or does not present such opportunity to any member of the VWR Group. In no event will any member of either Advisor Group be liable to any member of the VWR Group for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for claims relating to the services which may be provided by the Advisors hereunder (subject to Section 8 hereof).

        6.    Compensation of Advisors.

        (a)   In consideration of the management, consulting and financial services to be rendered, the Company will pay (i) to the MDCP Advisor in cash an annual base management and consulting fee equal to $1,860,000 (the "MDCP Consulting Fee") and (ii) to the Avista Advisor in cash an annual base management and consulting fee equal to $140,000 (the "Avista Consulting Fee" and collectively with the MDCP Consulting Fee, the "Consulting Fees"), in each case payable in advance in equal quarterly installments on the 1st day of each calendar quarter in each year; provided, that if the Avista Sponsors cease to have the right to designate a representative of the board of managers of Holdings pursuant to the Unit Purchase Agreement, dated as of the date hereof, between the MDCP Sponsors and the Avista Sponsors (the "Avista Unit Purchase Agreement"), (i) the Avista Advisor shall no longer have the right to receive the Avista Consulting Fee and (ii) the MDCP Consulting Fee shall be increased to $2,000,000 per year, payable by the Company pursuant to this Section 6(a). The next quarterly installment under this Agreement is due and payable on October 1, 2007. The payment by the Company of the Consulting Fees hereunder is subject to the applicable restrictions contained in the Company's and its subsidiaries' debt financing agreements. If any such restrictions prohibit the payment of any installment of the Consulting Fees, such Consulting Fees installment shall accrue and the Company shall make such installment payment as soon as it is permitted to do so under such restrictions, plus pay interest thereon from the due date of such installment before giving effect to such restriction to the date of payment at an interest rate of 10% per annum. If the Company or other members of the VWR Group acquire or enter into any additional business operations after the date of this Agreement (each, an "Additional Business"), the Board (in accordance with Section 6.6 of Holdings' Limited Liability Company Agreement) and each Advisor will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the Consulting Fees should be increased as a result thereof. Any increase will be evidenced by a written supplement to this Agreement signed by the Company and each Advisor.

        (b)   Additionally, affiliates of the MDCP Sponsors entered into that certain Agreement and Plan of Merger (as amended, the "Merger Agreement"), dated as of May 2, 2007, by and among Holdings, Varietal Distribution Merger Sub, Inc., a Delaware corporation and subsidiary of Holdings ("Merger Sub"), and the Company, pursuant to which, on June 29, 2007, Merger Sub merged with and into the

Company with the Company continuing as the surviving corporation (the "Merger Transaction"). For services performed by the MDCP Advisor in connection with the arrangement of the debt financing with respect to the Merger Transaction and related transactions, the Company paid to the MDCP Advisor a transaction fee in cash in the amount of $35.625 million.

        (c)   At the time of any equity financing for Holdings, the Company or any of their respective subsidiaries prior to a Public Offering (as defined in Holdings' Limited Liability Company Agreement) that occurs after the date hereof and that is (i) provided by the MDCP Sponsors or their affiliates, the Company shall pay to the MDCP Advisor in cash a placement fee equal to two and one-half percent (2.5%) of the gross amount of such equity financing provided by the MDCP Sponsors or their affiliates or (ii) provided by the Avista Sponsors or their affiliates, the Company shall pay to the Avista Advisor in cash a placement fee equal to two and one-half percent (2.5%) of the gross amount of such equity financing provided by the Avista Sponsors or their affiliates.

        (d)   Any payment pursuant to this Section 6 shall be made in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time to time by each Advisor to the Company in writing. If any individual payment to either Advisor pursuant to this Section 6 would be less than $10,000, then such payment shall be held by the Company until the first to occur of (i) such time as the aggregate of such payments equals or exceeds $10,000, and (ii) the effective date of the termination of this Agreement, at which time such held amount shall be paid in full.

        7.    Term.    This Agreement shall commence effective as of the date hereof and shall remain in effect (i) with respect to the MDCP Advisor, until the date on which none of the MDCP Sponsors nor any of their respective affiliates hold directly or indirectly any equity securities of Holdings or its successors and (ii) with respect to the Avista Advisor, until the date on which the Avista Sponsors cease to have the right to designate a representative of the board of managers of Holdings pursuant to the Avista Unit Purchase Agreement. In addition, an Advisor may terminate this Agreement with respect to that Advisor only at any time upon written notice to the Company and the other Advisor, such termination to be effective upon the Company's receipt of such written notice. No termination of this Agreement, whether pursuant to this Section 7 or otherwise, shall affect the Company's obligations with respect to the fees, costs and expenses incurred by either Advisor in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

        8.    Liability.    No member of either Advisor Group (including any person or entity acting for or on behalf of either Advisor) shall be liable for any mistakes of fact, errors of judgment, or losses sustained by the Company, any other members of the VWR Group, any members of the other Advisor Group or for any acts or omissions of any kind (including acts or omissions of the Advisor related to such Advisor Group or the other Advisor), except to the extent caused by intentional misconduct of such Advisor as finally determined by a court of competent jurisdiction. The provisions of this Section 8 shall survive the termination of this Agreement and remain binding and in effect.

        9.    Indemnification of Advisors.    The Company and the other members of the VWR Group hereby agree to jointly and severally indemnify and hold harmless each Advisor and its respective present and future officers, directors, affiliates, employees and agents ("Indemnified Parties") from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys' fees) arising from their performance of services hereunder. The Company and the other members of the VWR Group further agree to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys' fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if such party is determined not to be entitled to such indemnity. The provisions of this Section 9 shall survive the termination of this Agreement and remain binding and in effect.

        10.    Assignment.    Without the consent of the MDCP Advisor, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Neither Advisor shall assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement, except that such Advisor may transfer its rights and delegate its obligations hereunder to one of its affiliates.

        11.    Notices.    All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day, (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if received via electronic mail before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day after such receipt. Such notices, demands, and other communications shall be sent to the address for such recipient indicated below:

If to the Company:	VWR Funding, Inc.
1310 Goshen Parkway
PO Box 2656
West Chester, Pennsylvania 19380
Facsimile: (610) 701-9896
Telephone: (610) 719-7072
Electronic mail: George_VanKula@vwr.com
Attention: George Van Kula, Esq.
If to the MDCP Advisor:
Madison Dearborn Partners V-B, L.P.
Three First National Plaza
38th Floor
Chicago, Illinois 60602
Facsimile: (312) 895-1056
Telephone: (312) 895-1000
Electronic mail: mtresnowski@MDCP.com
Attention: General Counsel
with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Telephone: (312) 861-2000
Electronic mail: sperl@kirkland.com;
                           mfennell@kirkland.com
Attention: Sanford E. Perl, P.C.
Mark A. Fennell

If to the Avista Advisor	Avista Capital Holdings, LP 65 East 55th Street, 18th Floor New York, NY 10022 Facsimile: (212) 593-6959 Electronic mail: dean@avistacap.com; silbert@avistacap.com Attention: Thompson Dean Ben Silbert with copies to (which shall not constitute notice):
Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Facsimile: (212) 446-4900 Telephone: (212) 446-4800 Electronic mail: avanschie@kirkland.com Attention: Adrian van Schie or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

        12.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

        13.    No Waiver.    The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

        14.    Amendment.    The provisions of this Agreement may be amended or modified only with the prior written consent of the Company, the MDCP Advisor and the Avista Advisor.

        15.    Entire Agreement.    The Original Agreement is hereby amended and restated on the terms and conditions set forth herein. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed pursuant to Section 14.

        16.    Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

        17.    MUTUAL WAIVER OF JURY TRIAL.    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND

ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

        18.    Successors.    This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

        19.    Counterparts.    This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

        20.    Confidentiality.    The Company may not disclose the terms of this Agreement except as may be required by applicable law or the rules of any exchange on which the Company or its affiliates' securities are traded.

*    *    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Management Services Agreement to be executed and delivered as of the date first above written.

VWR FUNDING, INC.
By:
Name: Title:
MADISON DEARBORN PARTNERS V-B, L.P.
By:	Madison Dearborn Partners, LLC
Its:	General Partner
By:
Name: Title:
AVISTA CAPITAL HOLDINGS, L.P.
By:	Avista Capital, Inc.
Its:	General Partner
By:
Name: Its:

QuickLinks

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT